Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about August 21, 2015 of our report dated May 22, 2015, on our audits of the financial statements of Catalyst Biosciences, Inc. (“Predecessor Catalyst”), now a wholly-owned subsidiary of Catalyst Biosciences, Inc. (formerly, Targacept, Inc.), as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014, included in the Form 424B3 filed on July 28, 2015 with the Securities and Exchange Commission. Our report includes an explanatory paragraph about the existence of substantial doubt concerning Predecessor Catalyst’s ability to continue as a going concern.

/s/ EisnerAmper LLP

Iselin, New Jersey

August 21, 2015